Contact: Tiffani Bruce
              Walgreen Co.
              (847) 914-2962

              Paul Mastrapa, CFO
              Option Care Inc.
              847-229-7773

FOR IMMEDIATE RELEASE                                                                                                                                                      http://news.walgreens.com

WALGREEN CO. AND OPTION CARE, INC. ANNOUNCE
EARLY TERMINATION OF HART-SCOTT-RODINO ACT WAITING PERIOD

     DEERFIELD, Ill., and BUFFALO GROVE, Ill., July 20, 2007 – Walgreen Co. (NYSE, NASDAQ: WAG) and Option Care, Inc. (NASDAQ: OPTN) announced today that the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to Walgreens proposed acquisition of Option Care.

     On July 17, 2007, Bison Acquisition Sub, Inc., a wholly owned subsidiary of Walgreens, commenced a tender offer to acquire all shares of Option Care common stock for $19.50 per share, in cash, pursuant to the previously announced agreement and plan of merger, by and among Walgreens, Bison Acquisition Sub and Option Care, dated July 2, 2007. The tender offer will expire at midnight at the end of Monday, August, 13, unless the offer is extended.

     Completion of the transaction is subject to acceptance of the tender offer by a majority of Option Care’s outstanding shares, regulatory approvals and certain other customary conditions.

About Walgreen Co.

     Walgreen Co. is the nation’s largest drugstore chain with fiscal 2006 sales of $47.4 billion. As of June 30, the company operated 5,807 stores in 48 states and Puerto Rico, including 77 Happy Harry’s stores in Delaware and surrounding states. Walgreens is expanding its patient-first health care services beyond traditional pharmacy through Walgreens Health Services, its managed care division, and Take Care Health Systems, a wholly-owned subsidiary that manages convenient care clinics inside drugstores. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives, Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., and Walgreens Specialty Pharmacy.

About Option Care
     For more than 25 years, Option Care Inc. has made patients' lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, Option Care offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from more than 100 pharmacy locations. For more information, go to www.optioncare.com.

     This news release may contain forward-looking statements that involve risks and uncertainties (as such “forward-looking” statements are defined under the U.S. Private Securities Litigation Reform Act). The following factors, among others, could cause results to differ materially from management expectations as projected in such forward-looking statements: the ability to obtain governmental approvals for the transaction on the proposed terms; the inability to satisfy other conditions to the completion of the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release, and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward-looking statement is based. Investors are referred and encouraged to read the “Cautionary Note Regarding Forward-Looking Statements” in Walgreens most recent Form 10-K, as amended, as well as the “Forward-Looking Statements” section of Option Care’s Form 10-K, each of which is incorporated into this news release by reference.

Additional Information and Where to Find It
     In connection with the tender offer, Walgreens filed a tender offer statement on Schedule TO and related materials with the Securities and Exchange Commission (the “SEC”) on July 17, 2007, and Option Care filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on July 17, 2007. Investors and security holders are strongly advised to read these documents because they contain important information about the tender offer and the proposed merger. Free copies of materials, which were filed by Walgreens and Option Care, are available at the SEC’s Web site at www.sec.gov, or with respect to Walgreens materials, at

www.walgreens.com, and are also available, without charge, by directing requests to Walgreens, and with respect to Option Care materials, at www.optioncare.com, and are also be available, without charge, by directing requests to Option Care.

Important information
     This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Option Cares’ common stock is made only pursuant to the offer to purchase and related materials that Walgreens filed and intends to file with the SEC. Option Care stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Option Care stockholders are able to obtain the offer to purchase, Option Care’s solicitation/recommendation statement and related materials with respect to the offer free of charge at the SEC’s Web site at www.sec.gov, from the information agent named in the tender offer materials, from Option Care or from Walgreens.

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